Exhibit 4.41

Dated 2 December 2015

US$39,412,000

TERM LOAN FACILITY

CHAMPION OCEAN NAVIGATION CO.
as Borrower

SEANERGY MARITIME HOLDINGS CORP.
as Guarantor

and

NATIXIS
 as Original Lender

FACILITY AGREEMENT

relating to the part financing of the acquisition cost of
m.v. "MAXIMUS'' (tbr "CHAMPIONSHIP")

WATSON FARLEY
&
WATSON

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		20
2	The Facility	20
3	Purpose	20
4	Conditions of Utilisation	20
Section 3 Utilisation		22
5	Utilisation	22
Section 4 Repayment, Prepayment and Cancellation		24
6	Repayment	24
7	Prepayment and Cancellation	24
Section 5 Costs of Utilisation		26
8	Interest	26
9	Interest Periods	27
10	Changes to the Calculation of Interest	28
Section 6 Additional Payment Obligations		30
11	Tax Gross Up and Indemnities	30
12	Increased Costs	33
13	Other Indemnities	34
14	Costs and Expenses	37
Section 7 Guarantee		39
15	Guarantee and Indemnity	39
Section 8 Representations, Undertakings and Events of Default		42
16	Representations	42
17	Information Undertakings	48
18	Financial Covenants	50
19	General Undertakings	52
20	Insurance Undertakings	59
21	MOA Undertakings	63
22	Ship Undertakings	64
23	Security Cover	69
24	Application of Earnings	70
25	Events of Default	70
Section 9 Changes to the Parties		75
26	Changes to the Lender	75
27	Changes to the Obligors	76
28	The Reference Banks	76
Section 10 Administration		77
29	Payment Mechanics	77
30	Set-Off	78
31	Conduct of Business by the Lender	79
32	Notices	79
33	Calculations and Certificates	80
34	Partial Invalidity	81
35	Remedies and Waivers	81
36	Settlement or Discharge Conditional	81
37	Irrevocable Payment	81
38	Confidential Information	81
39	Confidentiality of Funding Rates and Reference Bank Quotations	84
40	Counterparts	85
Section 11 Governing Law and Enforcement		86

41	Governing Law	86
42	Enforcement	86
Schedule 1 The Parties		87
Schedule 2 Conditions Precedent		89
Schedule 3 Requests		93
Schedule 4 Form of Compliance Certificate		95
Schedule 5 Details of the Ship		96
Schedule 6 Timetables		97
Execution Pages		98

THIS AGREEMENT is made on 2 December 2015

PARTIES

(1)	CHAMPION OCEAN NAVIGATION CO., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia as borrower (the "Borrower")

(2)	SEANERGY MARITIME HOLDINGS. CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the "Guarantor")

(3)	NATIXIS as lender (the "Original Lender")

BACKGROUND

The Lender has agreed to make available to the Borrower a facility of up to $39,412,000 for the purpose of partially financing the acquisition cost of the Ship.

OPERATIVE PROVISIONS

SECTION 1

 INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Security" means a document creating Security over the Earnings Account in agreed form.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Anti-terrorism Law" means the Executive Order, the USA Patriot Act, the Money Laundering Control Act and any other anti-terrorism law enacted in the US, EU or the EFTA and enforceable as from the date of this Agreement.

"Approved Broker" means any firm or firms of insurance brokers approved in writing by the Lender.

"Approved Classification" means as at the date of this Agreement, the classification in relation to the Ship specified in Schedule 5 (Details of the Ships) or the equivalent classification with another Approved Classification Society.

"Approved Classification Society" means as at the date of this Agreement, the classification society in relation to the Ship specified in Schedule 5 (Details of the Ships) or any other classification society approved in writing by the Lender and which is a member of the International Association of Classification Societies.

"Approved Commercial Manager" means as at the date of this Agreement, the manager specified as the approved commercial manager in relation to the Ship in Schedule 5 (Details of the Ship) or any other person approved in writing by the Lender, as the commercial manager of the Ship.

"Approved Flag" means as at the date of this Agreement, the flag in relation to the Ship specified in Schedule 5 (Details of the Ships) or such other flag and, if applicable, port of registry, approved in writing by the Lender.

"Approved Manager" means the Approved Commercial Manager or the Approved Technical Manager.

"Approved Technical Manager" means as at the date of this Agreement, the manager specified as the approved technical manager in relation to the Ship in Schedule 5 (Details of the Ship) or any other person approved in writing by the Lender, as the technical manager of the Ship.

"Approved Valuer" means any firm or firms of independent sale and purchase shipbrokers approved in writing by the Lender.

"Assignable Charter" means any Charter having a duration of 12 months or more (including any optional extensions and renewal options).

"Assignment Agreement" means an agreement in the form agreed between the Existing Lender and the relevant assignee for the purpose of Clause 26 (Changes to the Lender).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 31 December 2015.

"Available Facility" means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation prior to the actual Utilisation Date but after the Utilisation Request has been made, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

"Break Costs" means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Athens and Paris.

"Charter" means any charter relating to the Ship, or other contract for its employment, whether or not already in existence.

"Charterparty Assignment" means an assignment of rights of the Borrower who is the owner of the Ship under any Assignable Charter and any Charter Guarantee relative thereto executed or to be executed by the Borrower in favour of the Lender in the agreed form.

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting an Assignable Charter.

 "Code" means the US Internal Revenue Code of 1986.

"Commercial Management Agreement" means the agreement entered into between the Borrower and the Approved Commercial Manager regarding the commercial management of the Ship.

"Commitment" means $39,412,000, to the extent not cancelled or reduced under this Agreement.

"Compliance Certificate" means a certificate in the form set out in Schedule 4 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Lender.

"Confidential Information" means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 38 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Lender.

"Deferred Repayment Date" means 30 June 2017.

"Deferred Testing Date" means 1 January 2018.

"Delegate" means any delegate, agent, attorney, co-trustee or other person appointed by the Lender.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(vi)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(vii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vi) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means:

(a)	an account in the name of the Borrower with the Original Lender designated "Champion Ocean Navigation Co. - Earnings Account"; or

(b)	any other account (with that or another office of the Original Lender or with a bank or financial institution other than the Original Lender) which is designated by the Lender as the Earnings Account for the purposes of this Agreement.

"EFTA" means the European Free Trade Association.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose,  "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge into the Ship or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"EU" means the European Union.

"Executive Order" means the US decree Number 13224 dated 23 September 2001 "Blocking Property and Prohibition Transactions with persons who commit, threaten to commit, or support terrorism".

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fidelity Marine" means Fidelity Marine Inc., a corporation organised and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.

"Finance Document" means:

(a)	this Agreement;

(b)	the Utilisation Request;

(c)	any Security Document;

(d)	any other document which is executed for the purpose of establishing any priority or subordination

(e)	arrangement in relation to the Secured Liabilities; or

(f)	any other document designated as such by the Lender and the Borrower.

"Financial Covenants" means the financial covenants set out in Clause 18.1 (Financial Covenants).

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business);

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Financing" any agreement or instrument (or, any guarantee or indemnity in respect of any such agreement or instrument) entered prior to the date of this Agreement by any Obligor in connection with any of the following vessels:

"GENIUSHIP" (IMO No. 9398759)

"GLORIUSHIP" (IMO No. 9266944)

"SQUIRESHIP" (IMO No. 9391646)

"PREMIERSHIP" (IMO No. 9398747)

"GLADIATORSHIP" (IMO No. 9431513)

"GUARDIANSHIP" (IMO No. 9493688),

and, in the plural, means all of them.

"Financier" means any bank, financial institution, trust, fund or other entity which is or has become a lender in any Financing and, in the plural, means all of them.

"Fleet Ships" means the ships from time to time owned by the members of the Group and "Fleet Ship" means any of them.

"Funding Rate" means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.

"GAAP" means generally accepted accounting principles in the USA or IFRS.

"General Assignment" means the general assignment creating Security over the Earnings, the Insurances and any Requisition Compensation in agreed form.

"Group" means the Guarantor and its Subsidiaries (that are consolidated for purposes of its financial statements) for the time being.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indemnified Person" has the meaning given to it in Clause 13.2 (Other indemnities).

"Insurances" means, in relation to the Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Lender" means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 26 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

"LIBOR" means, in relation to the Loan or any part of the Loan:

(c)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(d)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"LMA" means the Loan Market Association.

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means any part of the Loan as the context may require.

"Major Casualty" means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$1,000,000 (one million US dollars) or the equivalent in any other currency.

"Management Agreement" means the Technical Management Agreement or the Commercial Management Agreement.

"Manager's Undertaking" means the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager subordinating the rights of the Approved Technical Manager and the Approved Commercial

Manager respectively against the Ship and the Borrower to the rights of the Lender in agreed form.

"Margin" means two point five (2.50) per cent per annum.

"Market Value" means, in relation to the Ship or any other vessel, at any date, the market value of the Ship or vessel shown by a valuation prepared:

(a)	as at a date not more than 14 Business Days previously;

(b)	by an Approved Valuer;

(c)	with or without physical inspection of the Ship or vessel (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter,

after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

"Material Adverse Effect" means in the reasonable opinion of the Lender a  material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Transaction Obligor; or

(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"MOA" means the memorandum of agreement dated 6 August 2015 and made between (i) the Borrower as buyer and (ii) the Seller for the purchase of the Ship.

"Money Laundering Control Act" means the US Law titled "Money Laundering Control Act" of 1986, Public Law 99-570.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means the first priority or preferred (as the case may be) ship mortgage on the Ship under an Approved Flag in agreed form.

"Obligor" means the Borrower and the Guarantor.

"Original Financial Statements" means in relation to the Guarantor, the audited consolidated financial statements of the Group for its financial year ended 31 December 2014.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Charter" means a Charter:

(a)	which is a time, voyage or consecutive voyage charter;

(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, more than 12 months plus a redelivery allowance of not more than 30 days;

(c)	which is entered into on bona fide arm's length terms at the time at which the Ship is fixed; and

(d)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Lender such approval not to be unreasonably withheld or delayed.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and

(b)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents in a manner satisfactory to the Facility Agent.

"Permitted Security" means:

(a)	Security created by the Finance Documents;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens for master's disbursements incurred in the ordinary course of trading; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship and not as a result of any default or omission by the Borrower and subject, in the case of liens for repair or maintenance, to Clause 22.15 (Restrictions on chartering, appointment of managers etc.).

"Potential Event of Default" means any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

"Purchase Price" means the total price of $ 41,728,241.43 payable for the Ship under clause 1 of the MOA.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator;

"Reference Banks" means in relation to LIBOR such banks as may be appointed by the Lender in consultation with the Borrower.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).

"Repeating Representation" means each of the representations set out in Clause 16 (Representations) except Clause 16.10 (Insolvency), Clause 16.11 (No filing or stamp taxes) and Clause 16.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means:

(a)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 45 days redelivered to the full control of the Borrower; and

(b)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 45 days redelivered to the full control of the Borrower.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any Requisition.

"Restructuring" means, in respect of any Financing, any amendment, supplement, novation, restatement, waiver of terms or conditions and/or restructuring.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Safety Management System" has the meaning given to it in the ISM Code.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Seanergy Management" means Seanergy Management Corp., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960.

"Seanergy Shipmanagement" means Seanergy Shipmanagement Corp., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960.

"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Document" means:

(a)	the Mortgage;

(b)	the General Assignment;

(c)	any Charterparty Assignment;

(d)	the Account Security;

(e)	any Manager's Undertaking;

(f)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrower.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender's interest in any turnover trust created under the Finance Documents.

"Selection Notice" means a notice substantially in the form set out in Part D of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

"Seller" means Cape May Marine Inc., a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 3174, Road Town, Tortola, British Virgin Islands.

"Ship" means m.v. MAXIMUS (tbr "CHAMPIONSHIP"), details of which are set out in Schedule 5 (Details of the Ship).

"Specified Time" means a day or time determined in accordance with Schedule 6 (Timetables).

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" has the meaning given to it in Clause 11.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 11.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 11.1 (Definitions).

"Technical Management Agreement" means the agreement entered into between the Borrower and the Approved Technical Manager regarding the technical management of the Ship.

"Termination Date" means 26 February 2021.

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship; or

(b)	any Requisition.

"Total Loss Date" means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Transaction Document" means:

(a)	a Finance Document;

(b)	any Charter;

(c)	the MOA;

(d)	any Management Agreement; or

(e)	any other document designated as such by the Lender and the Borrower.

"Transaction Obligor" means an Obligor and any Approved Manager (being a member of the Group and, for the avoidance of doubt, any Approved Manager who is not a member of the Group shall not be deemed a Transaction Obligor solely because it's a party to a Transaction Document) who executes a Transaction Document.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"Transfer Date" means, in relation to an assignment, the later of:

(a)	the proposed transfer date specified in the Assignment Agreement; and

(b)	the date on which the parties to the Assignment Agreement have all executed, and agreed to be bound by, the Assignment Agreement.

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"USA Patriot Act" means the US law titled "The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act" of 2001, Public Law 107-56.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part C of Schedule 3 (Requests).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"V. Ships" means V. Ships Limited a corporation organised and existing under the laws of the Republic of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title and permitted assigns;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"continuing Event of Default" means an Event of Default which has not been remedied or waived;

(iv)	"continuing Potential Event of Default" means a Potential Event of Default which has not been remedied or waived;

(v)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(vi)	"document" includes a deed and also a letter, fax or telex;

(vii)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(viii)	a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(xi)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)	a "regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is customary in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted;

(xv)	a time of day is a reference to London time;

(xvi)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and

(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 20 (Insurance Undertakings), approved in writing by the Lender;

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 20 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document;

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Lender); or

(b)	in any other form agreed in writing between the Borrower and the Lender.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (c) below but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	An amendment or waiver which adversely affects the rights or obligations of a Reference Bank may not be effected without the consent of that Reference Bank.

(d)	Any Affiliate, Receiver or Delegate or any other person described in paragraph (f) of Clause 13.2 (Other indemnities), Clause 28.1 (Role of Reference Banks) or Clause 28.2 (Third Party Reference Banks) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in an amount not exceeding the Commitment.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility only for financing the acquisition of the Ship and the payment of fees, costs and expenses and other amounts payable under the Finance Documents.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Loan) if

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Loan is made available:

(i)	no Event of Default or Potential Event of Default is continuing or would result from the proposed Loan;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true in all material respects;

(iii)	the Ship has neither been sold nor become a Total Loss; and

(iv)	the provisions of paragraph (b) of Clause 10.3 (Market disruption) do not apply;

(b)	the Lender has received on or before the Utilisation Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Waiver of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within five Business Days after the Utilisation Date or such later date as the Lender may agree in writing with the Borrower.

SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may make one Utilisation only under the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Utilisation may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount not exceeding the Commitment.

5.4	Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of the date on which the Loan has been made and the end of the Availability Period any Commitment which is then unutilised shall be cancelled.

5.6	Payment to Seller

The Lender shall, on the Utilisation Date, pay the Loan for the account of the Borrower to the account of the Seller which the Borrower specifies in the Utilisation Request.

5.7	Disbursement of Loan to third party

A payment by the Lender under Clause 5.6 (Payment to Seller) to the Seller shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

5.8	Prepositioning of funds

If, in respect of the Loan, the Lender, at the request of the Borrower and on terms acceptable to the Lender and in its absolute discretion, prepositions funds with the Seller's or any other bank, the Borrower and the Guarantor:

(a)	agree to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after its Utilisation Date or, if such Utilisation Date does not occur, within three Business Days of demand by the Lender; and

(b)	shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loan

The Borrower shall repay the Loan by fifteen (15) equal consecutive quarterly instalments, each in an amount of $985,000 (each, a "Repayment Instalment") and a last and final instalment in the sum of $24,637,000 (the "Balloon Instalment"), the first Repayment Instalment of which shall be repaid on the Deferred Repayment Date and the Balloon Instalment on the Termination Date.

6.2	Reduction of Repayment Instalments

If any part of the Facility is cancelled, the Repayment Instalments falling after that cancellation shall be reduced in inverse chronological order (including the Balloon Instalment) by the amount cancelled.

6.3	Termination Date

On the Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Available Facility will be immediately cancelled; and

(b)	the Borrower shall prepay the Loan on the last day of the Interest Period for the Loan occurring after it has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled; and

(c)	If circumstances arise which would result in a notification under this Clause 7.1 then, without in any way limiting the rights of the Lender under this Clause 7.1, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(i)	have an adverse effect on its business, operations or financial condition; or

(ii)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(iii)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

7.2	Voluntary and automatic cancellation

(a)	The Borrower may, if it gives the Lender not less than 30 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 or a multiple thereof) of the Available Facility.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.

7.3	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Lender not less than 30 Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or a multiple of that amount), on the last day of an Interest Period.

(b)	Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall reduce in inverse chronological order the amount of each Repayment Instalment (including the Balloon Instalment) falling after that prepayment by the amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss

If the Ship is sold or becomes a Total Loss, the Borrower shall repay the Loan.  Such repayment shall be made:

(a)	in the case of a sale of the Ship, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of (i) the date falling 90 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid in connection with that prepayment and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").

(b)	If an Interest Period is longer than six Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at six Monthly intervals after the first day of the Interest Period.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00% (two per cent) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan, in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00% (two per cent) per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select the Interest Period for the Loan in the Utilisation Request. Subject to paragraph (f) below, the Borrower may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to select an Interest Period in the Utilisation Request or fails to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), be 3 Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Lender.

(e)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.

(f)	In respect of a Repayment Instalment, the Borrower may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)	The first Interest Period for the Loan shall start on the Utilisation Date and, subsequent to paragraph (h) below, each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.

9.2	Changes to Interest Periods

(a)	In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Lender may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If after the Borrower has selected and the Lender has agreed an Interest Period longer than six Months, the Lender notifies the Borrower within two Business Days after the Specified Time relating to the Utilisation Request or Selection Notice that it is not satisfied that deposits in dollars for a period equal to the Interest Period will be available to it in the Relevant Interbank Market when the Interest Period commences, the Lender shall shorten the Interest Period to six Months.

(c)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply the Loan or that part of the Loan for that Interest Period.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for dollars for the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks. The Lender shall provide evidence to the Borrower in respect of the quotation of the Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

(a)	If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrower that the cost to it of funding the Loan or the relevant part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

(b)	If, at least one Business Day before the Utilisation Date, the Lender notifies the Borrower that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund the Utilisation, the Lender's obligation to make the Loan available shall be suspended while that situation continues.

10.4	Cost of funds

(a)	If this Clause 10.4 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select. The Lender shall provide any readily available evidence (if any) or, otherwise, a statement from its treasury department to the Borrower in respect of the quotation of the selected source.

(b)	If this Clause 10.4 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.

10.5	Break Costs

The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify an Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Borrower of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	Any reference in this Clause 11.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

12	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV,

provided that, following the Lender's demand to the Borrower pursuant to this Clause, the Borrower shall have the right to prepay the Loan then outstanding in full subject to the provisions of Clause 7.3(a).

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(C)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs) it shall notify the Borrower as soon as reasonably practicable of the event giving rise to the claim.

12.3	Exceptions

Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by any payment made pursuant to Clause 13.3 (Mandatory Cost); or

(d)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First

Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify the Lender, any Receiver and any Delegate against:

(i)	any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(C)	funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(E)	investigating any event which it reasonably believes is a Potential Event of Default or Event of Default; or

(F)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(ii)	any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 29.8 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender.

(b)	Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender, any Receiver and any Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 13.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	No Party other than the Lender, the Receiver or the Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender, the Receiver or the Delegate (as applicable) in respect of any claim it might have against the Lender, the Receiver or the Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(e)	Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrower to comply with its obligations under Clause 14 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.

(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

(f)	Any Affiliate, Receiver or Delegate or any officer or employee of the Lender or of any of its Affiliates or any Receiver or any Delegate (as applicable) may rely on this Clause 13.2 (Other indemnities) and the provisions of the Third Parties Act subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

13.3	Mandatory Cost

The Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrower to be its good faith determination of the amount necessary to compensate it for complying with:

(a)	if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)	if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which in each case is referable to the Loan.

13.4	Lender's management time

Any amount payable to the Lender under Clause 13.2 (Other indemnities) and Clause 14 (Costs and Expenses) shall include the cost of utilising the Lender's management time or other resources Provided that a Potential Event of Default or an Event of Default has occurred and is continuing and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower. The Lender will as soon as reasonably practicable notify the Borrower in writing of any extraordinary management time which the Lender is envisaging to spend and will deliver a budget to the Borrower in respect of such extraordinary management time.

13.5	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross Up and Indemnities), Clause 12 (Increased Costs) or paragraph (a) of Clause 13.3 (Mandatory Cost) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

13.6	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.5 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.5 (Mitigation) if either:

(i)	an Event of Default has occurred and is continuing; or

(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14	COSTS AND EXPENSES

14.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement;

(b)	the Transaction Security; and

(c)	any other Finance Documents executed after the date of this Agreement.

14.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment or waiver; or

(b)	an amendment is required pursuant to Clause 29.6 (Change of currency); or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEE

15	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 15 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.4	Waiver of defences

The obligations of the Guarantor under this Clause 15 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 15.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 15 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

15.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 15 (Guarantee and Indemnity).  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 15 (Guarantee and Indemnity).

15.7	Deferral of Guarantor's rights

All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 15 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 15.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 29 (Payment Mechanics).

15.8	Additional security

This guarantee and any other Security given by the Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

15.9	Applicability of provisions of Guarantee to other Security

Clauses 15.2 (Continuing guarantee), 15.3 (Reinstatement), 15.4 (Waiver of defences), 15.5 (Immediate recourse), 15.6 (Appropriations), 15.7 (Deferral of Guarantor's rights) and 15.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16	REPRESENTATIONS

16.1	General

Each Obligor makes the representations and warranties set out in this Clause 16 (Representations) to the Lender on the date of this Agreement.

16.2	Status

(a)	It is a corporation, duly incorporated and validly existing in good standing under the law of its jurisdiction of incorporation.

(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.

16.3	Share capital and ownership

(a)	The Borrower has an authorised share capital of 500 registered and/or bearer shares of no par value, all of which shares have been issued in registered form and held by the Guarantor.

(b)	The legal title to and beneficial interest in the shares in the Borrower is held free of any Security or any other claim by the Guarantor.

(c)	None of the shares in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.

16.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

16.5	Validity, effectiveness and ranking of Security

(a)	Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery and, where applicable, registration as provided for in that Finance Document create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)	The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

16.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation of any Pertinent Jurisdiction or, to its knowledge, of any other jurisdiction applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

16.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of the Borrower, its registration of the Ship under the Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

16.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

16.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

16.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.8 (Insolvency proceedings); or

(b)	creditors' process described in Clause 25.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 25.7 (Insolvency) applies to a member of the Group.

16.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents, except registration of the Mortgage at the relevant Ship's Registry which registration and filings and fees will be made and paid on the date of such Mortgage.

16.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

16.13	No default

(a)	On the date of this Agreement and on the Utilisation Date, no Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

16.14	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

16.15	Financial Statements

(a)	Its Original Financial Statements or its most recent financial statements delivered pursuant to Clause 17.2 (Financial statements) (as the case may be) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements or its most recent financial statements delivered pursuant to Clause 17.2 (Financial statements) (as the case may be) give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Guarantor).

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Guarantor) since the financial year ended in respect of the Original Financial Statements or its most recent financial statements delivered pursuant to Clause 17.2 (Financial statements) (as the case may be).

(d)	Its most recent financial statements delivered pursuant to Clause 17.2 (Financial statements):

(i)	have been prepared in accordance with Clause 17.4 (Requirements as to financial statements); and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 17.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor).

16.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.17	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any Transaction Obligor.

16.18	Validity and completeness of the MOA

(a)	The MOA constitutes legal, valid, binding and enforceable obligations of the Seller.

(b)	The copy of the MOA delivered to the Lender before the date of this Agreement is a true and complete copy.

(c)	No amendment or addition to the MOA has been agreed nor have any rights under the MOA been waived.

16.19	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower, the Seller or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.

16.20	Valuations

(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

16.21	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

16.22	No Charter

The Ship is not subject to any Charter other than a Permitted Charter.

16.23	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of the Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

16.24	No Environmental Claim

No Environmental Claim has been made or threatened against any member of the Group or the Ship.

16.25	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

16.26	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Technical Manager and the Ship have been complied with.

16.27	Taxes paid

(a)	It is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.

16.28	Financial Indebtedness

The Borrower does not have any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

16.29	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

16.30	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

16.31	Ownership

(a)	On the Utilisation Date, the Borrower will be the sole legal and beneficial owner of the Ship, the Earnings and the Insurances.

(b)	With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(c)	The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.

16.32	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

16.33	Place of business

No Transaction Obligor has a place of business in any country other than its country of incorporation and its head office functions are carried out in the case of the Borrower at c/o 16 Grigoriou Lambraki, 16674 Glyfada, Athens, Greece.

16.34	No employee or pension arrangements

No Transaction Obligor has any employees or any liabilities under any pension scheme.

16.35	Sanctions

(a)	Neither Obligor, nor any of its Subsidiaries (nor any director, officer, employee, Affiliate, agent or representative of it or any of its Subsidiaries) is a person that is, or is owned or controlled by a person that is:

(i)	the subject of any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any French government authority, or other such "Sanctions Authority" in a jurisdiction of relevance to the Facility (collectively, "Sanctions");

(ii)	located, organised or resident in a country or territory that is the subject of Sanctions (as of the date of this agreement, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time) ("Sanctioned Countries"); or

(iii)	engaged in any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority ("Sanctionable Activity").

(b)	It derives no more than one (1) percent of its revenues and profits on average from business involving any persons or entities that are the subject of Sanctions ("Restricted Parties") or Sanctioned Countries and that such business, if any, complies with all applicable Sanctions.

16.36	Ship Sanctions

(a)	The Ship is not currently subject to any Sanctions nor will the ownership, operation, possession, use, leasing or any other dealing in respect of the Ship by the Borrower contravene any Sanctions or provide a basis for the Ship or the Borrower to be designated as subject to Sanctions.

(b)	The Ship will not be moved to a Sanctioned Country.

16.37	Anti-terrorism Law

Each Transaction Obligor is in compliance with all Anti-Terrorism Laws.

16.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

17	INFORMATION UNDERTAKINGS

17.1	General

The undertakings in this Clause 17 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

17.2	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as they become available, but in any event within 180 days after the end of each of its financial years:

(i)	its unaudited financial statements for that financial year; and

(ii)	the audited consolidated financial statements of the Guarantor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each quarter of each of its financial years:

(i)	its unaudited financial statements for that financial quarter year; and

(ii)	the unaudited consolidated financial statement of the Guarantor for that financial quarter year; and

(c)	as soon as possible, but in no event later than 90 days after the end of each financial year of the Borrower, a budget in a format approved by the Lender which shows all anticipated income and expenditure in respect of the Ship during the next financial year of the Borrower.

17.3	Compliance Certificate

(a)	The Guarantor shall supply to the Lender, with each set of financial statements delivered pursuant to sub-paragraph (ii) of paragraph (a) or sub-paragraph (ii) of paragraph (b) of Clause 17.2 (Financial statements), commencing with the first Testing Date following the Deferred Testing Date, a Compliance Certificate.

(b)	Each Compliance Certificate shall be signed by 2 Directors or the Chief Executive Officer of the Guarantor and shall be delivered with the financial statements delivered pursuant to sub-paragraph (ii) of paragraph (a) and sub-paragraph (ii) of paragraph (b) of Clause 17.2 (Financial statements).

17.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 17.2 (Financial statements) shall be certified by a director of the company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.2 (Financial statements) is prepared using GAAP.

(c)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 17.2 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Guarantor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Guarantor) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Guarantor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 18 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Guarantor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

17.5	Information: miscellaneous

Each Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) related to (i) any event in Clauses 25.7 (Insolvency), 25.8 (Insolvency proceedings) or 25.9 (Creditors' process), (ii) any Finance Document or (iii) any event or circumstances which may reasonably lead to a Material Adverse Effect or to its creditors, in each case generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, its constitutional documents where these have been amended or varied;

(d)	promptly, such further information and/or documents regarding:

(i)	the Ship, goods transported on the Ship, the Earnings or the Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any member of the Group,

as the Lender may reasonably request; and

(e)	promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

17.6	Notification of Event of Default

(a)	Each Obligor shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

17.7	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18	FINANCIAL COVENANTS

18.1	Subject to Clause 19.25, the Guarantor shall ensure that on each Testing Date commencing on the Deferred Testing Date and at all other times during the Security Period:

(a)	the Leverage Ratio shall not exceed 75 per cent.; and

(b)	the ratio of EBITDA to Net Interest Expense shall not be less than 2:1; and

(c)	it shall maintain Cash and Cash Equivalents (including any contractually committed but undrawn parts of shareholders' Notes made by the Guarantor) in an amount not less than the product of (i) the number of Fleet Ships and (ii) $500,000. For the avoidance of doubt, any amounts required to be standing to accounts held with the Lender pursuant to Clause

18.3 shall be taken into account when calculating such Cash and Cash Equivalents in respect of the Ship.

18.2	Testing Date

The financial covenants of Clause 18.1 shall be tested on any quarterly and yearly period to the end of which the financial statements required to be delivered pursuant to Clause 17.2 (Financial statements) sub-paragraph (ii) of paragraphs (a) and (b) (as the case may be), are prepared, commencing from the Accounting Period which starts on the Deferred Testing Date, in relation to the financial covenants of Clause 18 (Financial Covenants).

18.3	Borrower's Minimum Liquidity

The Borrower shall ensure that a minimum credit balance of $500,000 is held with the Lender in the Earnings Account (free of Security other than in favour of the Lender), during the period commencing on 1 January 2018.

For the purposes of Clause 18 (Financial Covenants):

"Accounting Period"  means each consecutive 3-month period, during the Security Period ending on 31 December, 31 March, 30 June and 30 September of each financial year;

"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an Accounting Period, the annual audited or quarterly unaudited (as the case may be), consolidated financial statements the Guarantor is obliged to deliver to the Lender pursuant to Clause 17.2 (Financial statements) paragraphs (a) and (b);

"Cash" shall have the meaning given to such term in the latest Applicable Accounts;

"Cash Equivalents" shall have the meaning given to such term in the latest Applicable Accounts;

 "Consolidated Market Value Adjusted Total Assets" means, at any relevant time, the aggregate of the Group's Total Current Assets and Consolidated Market Value Adjusted Other Assets;

"Consolidated Market Value Adjusted Other Assets" means, as of the last day of an Accounting Period, the Fleet Market Value plus the book value (less depreciation computed in accordance with the Applicable Accounts on a consolidated basis of all noncurrent assets of the Group (i.e. excluding Fleet Ships), as stated in the then most recent and relevant Applicable Accounts;

"EBITDA" means, as of the last day of an Accounting Period or on any other day, the consolidated net pre-taxation profits of the Group in respect of the relevant Rolling Period, as stated in the then most recent and relevant Applicable Accounts, and all as adjusted by:

(a)	adding back Net Interest Expense;

(b)	adding back depreciation and amortisation;

(c)	adding back any non-cash expenses and non-cash losses;

(d)	deducting any non-cash income and non-cash gains;

(e)	taking no account of any exceptional or extraordinary item;

(f)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset by a member of the Group during that Rolling Period; and

(g)	adding back the expenses of the special and intermediate surveys, in case these expenses are not capitalized.

 "Fleet Market Value" means, in relation to the Fleet Ships, as of the date of calculation, the aggregate market value of the Fleet Ships as most recently determined pursuant to valuations obtained in accordance with Clause 23 (Security Cover) and prepared:

(a)	as at not more than 14 Business Days previously;

(b)            by an Approved Valuer;

(c)	with or without physical inspection of the Fleet Ships;

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer free of any charter;

"Group's Total Current Assets" means, the aggregate of the cash and marketable securities, trade and other receivables from persons (other than persons being members of the Group) realisable within 1 year amount determined on a consolidated basis less any discounts, allowances and activated goodwill, in each case as shown in the latest Applicable Accounts;

"Group's Total Liabilities"  means the total liabilities of the Group determined on a consolidated basis less any drawn amounts of shareholders' Notes, in each case as shown in the latest Applicable Accounts;

"Leverage Ratio" means at any time the ratio (expressed as a percentage) of the Group's Total Liabilities divided by the Consolidated Market Value Adjusted Total Assets.

"Net Interest Expense" means, as of the last day of an Accounting Period, all interest paid by the Group minus all interest income received by the Group in respect of the relevant Rolling Period, as stated in the then most recent and relevant Applicable Accounts;

"Notes" means certain unsecured notes issued or to be issued by the Guarantor to its shareholders and held or to be held (as the case may be) at the relevant Testing Date by those shareholders in exchange for loans made by those shareholders to the Guarantor for on-lending to the Borrower and the other members of the Group to assist them with their working capital requirements.

"Rolling Period" means, as of the last day of an Accounting Period, the immediately prior twelve-month period ending on such day.

19	GENERAL UNDERTAKINGS

19.1	General

The undertakings in this Clause 19 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

19.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party; and

(iii)	own and operate the Ship (in the case of the Borrower).

19.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

19.4	Compliance with Sanctions

(a)	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person:

(i)	to fund or facilitate any activities or business of, with or related to any Restricted Party or any person who, at the time of such funding or facilitation, is in a Sanctioned Country, to the extent the Sanctions would prohibit nationals or residents of the European Union and/or the United States from directly engaging in such activities or business; or

(ii)	in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Facility, whether as a Lender, advisor, investor or otherwise).

(b)	Each Obligor shall ensure that no Restricted Party will have any property interest in any funds repaid or remitted by any Obligor in connection with the Facility.

(c)	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(d)	To the extent an Obligor engages in any business involving Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Lender or the Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

19.5	Compliance with Ship Sanctions

(a)	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) own, operate, possess, use, lease, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, leasing or disposal of, or any other dealing with, the Ship or part thereof for any purpose which would violate, or cause the Lender or the Borrower to violate, any Sanctions or involve any Sanctionable Activity.

(b)	No Restricted Party will have any property interest in the Ship nor will any person, country or territory that is a subject of Sanctions supply any inputs to, receive any output from or derive any other financial or economic benefit from the Ship.

19.6	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will, and the Guarantor shall ensure that each other member of the Group will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.7	Environmental claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Guarantor) promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

19.8	Taxation

(a)	Each Obligor pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Lender under Clause 17.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall change its residence for Tax purposes.

19.9	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

19.10	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 16.32 (Centre of main interests and establishments) and it will create "no establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

19.11	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

19.12	Title

(a)	With effect from the Utilisation Date, the Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship, the Earnings and the Insurances.

(b)	With effect on and from its creation or intended creation, each Transaction Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by that Transaction Obligor.

19.13	Negative pledge

(a)	No Obligor shall, and the Borrower shall procure that no other Transaction Obligor will, create or permit to subsist any Security over any of its assets which are, in the case of any Transaction Obligor other than the Borrower, the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Obligor shall (and in the case of sub-paragraphs (ii), (iii) and (iv), the Borrower shall not):

(i)	sell, transfer or otherwise dispose of any of its assets (in respect of the Borrower) or all or a substantial part of its assets (in respect of the Guarantor) on terms whereby they are or may be leased to or re-acquired by a Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

19.14	Disposals

(a)	The Borrower shall not, and the Obligors shall procure that no Transaction Obligor will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of (in respect of the Borrower) any asset (including without limitation the Ship, the Earnings or the Insurances) or, in the case of any other Transaction Obligor, all or a substantial part of its assets.

(b)	Paragraph (a) above does not apply to any Permitted Charter.

19.15	Merger

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction where that Transaction Obligor is not the surviving entity.

19.16	Change of business

(a)	The Guarantor shall procure that no substantial change is made to the general nature of the business of the Guarantor or the Group from that carried on at the date of this Agreement.

(b)	The Borrower shall not engage in any business other than the ownership and operation of the Ship.

19.17	Financial Indebtedness

The Borrower shall not incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

19.18	Expenditure

The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing the Ship.

19.19	Share capital

The Borrower shall not:

(a)	purchase, cancel or redeem any of its share capital;

(b)	increase or reduce its authorised share capital;

(c)	issue any further shares except to the Guarantor; or

(d)	appoint any further director or officer of the Borrower without the Lender's prior written consent (such consent not to be unreasonably withheld).

19.20	Dividends

The Borrower shall not make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following the occurrence of an Event of Default which is continuing or where the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.

19.21	Accounts

The Borrower shall not open or maintain any account with any bank or financial institution except in the case of the Borrower the Earnings Account and accounts with the Lender for the purposes of the Finance Documents.

19.22	Other transactions

The Borrower shall not:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

19.23	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

19.24	Further assurance

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)	to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender, any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)	Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 19.24 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by two of that Obligor's or Transaction Obligor's directors or officers which shall:

(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's directors specifically authorising the execution of the document specified by the Lender; and

(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor's or Transaction Obligor's articles of association or other constitutional documents.

19.25	Most favoured nation

In the event that any Obligor enters or agrees to enter into a Restructuring:

(a)	pursuant to which that Obligor amends any financial covenant under such Financing analogous to any of the Financial Covenants, and as a result of such amendment, such amended financial covenant(s) are more beneficial to the relevant Financier and/or on better terms for that Financier than the Financial Covenants, the Obligors shall (i) promptly notify the Lender in writing of the content in respect of such financial covenants, (ii) implement the same financial covenants under this Agreement and (iii) enter into any and all documentation that may be required by the Lender in order to document the amendments to the Financial Covenants under all applicable provisions of this Agreement; and

(b)	pursuant to which that Obligor amends the first repayment date under such Financing, and as a result of such amendment, the first repayment date falls prior to the Deferred Repayment Date, the Obligors shall (i) promptly notify the Lender in writing of the date on which the first repayment date for such Financing falls, (ii) amend the repayment provisions under this Agreement so that the first repayment date for the Loan commences on the same (or earlier) date and (iii) enter into any and all documentation that may be required by the Lender in order to document the amendments to the repayment provisions under this Agreement.

19.26	No money laundering; anti-bribery

Without prejudice to the generality of Clause 3.1 (Purpose), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; (iii) that no Transaction Obligor nor any of their subsidiaries, nor any of their respective directors, officers, employees, (nor, to the knowledge of such Transaction Obligor, any of their agents or representatives) has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each Transaction Obligor has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules; and (iv) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

19.27	Anti-terrorism Law

Each Obligor undertakes to comply with, and to procure that each Transaction Obligor shall comply with, all Anti-Terrorism Laws.

20	INSURANCE UNDERTAKINGS

20.1	General

The undertakings in this Clause 20 (Insurance Undertakings) remain in force on and from the Utilisation Date and throughout the rest of the Security Period except as the Lender may otherwise permit.

20.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

20.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	125 per cent. of the Loan; and

(ii)	the Market Value of the Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

20.4	Further protections for the Lender

In addition to the terms set out in Clause 20.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.

20.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) of paragraph (a) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

20.6	Copies of policies; letters of undertaking

The Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 20.4 (Further protections for the Lender);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

20.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

20.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

20.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

20.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

20.11	Compliance with terms of insurances

(a)	The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, the Borrower shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 20.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(iii)	make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

20.12	Alteration to terms of insurances

The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

20.13	Settlement of claims

The Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

20.14	Provision of copies of communications

The Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between the Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

20.15	Provision of information

The Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 20.16 (Mortgagee's interest perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

20.16	Mortgagee's interest perils insurances

(a)	The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance in an amount on an agreed value basis at least equal to 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)	The Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

21	MOA UNDERTAKINGS

21.1	General

The undertakings in this Clause 21 (MOA Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

21.2	No variation, release etc. of MOA

The Borrower shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary the MOA; or

(b)	release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which the Borrower has at any time to, in or in connection with, the MOA or in relation to any matter arising out of or in connection with the MOA.

21.3	Provision of information relating to MOA

Without prejudice to Clause 17.5 (Information: miscellaneous) the Borrower shall:

(a)	immediately inform the Lender if any breach of the MOA occurs or a serious risk of such a breach arises and of any other event or matter affecting the MOA which has or is reasonably likely to have a Material Adverse Effect; and

(b)	upon the reasonable request of the Lender, keep the Lender informed as to any notice of readiness of delivery of the Ship.

21.4	No assignment etc. of MOA

The Borrower shall not assign, novate, transfer or dispose of any of its rights or obligations under the MOA.

22	SHIP UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (Ship Undertakings) remain in force on and from the Utilisation Date and throughout the rest of the Security Period except as the Lender may otherwise permit.

22.2	Ship's name and registration

The Borrower shall:

(a)	keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled; and

(c)	not change the name of the Ship,

provided that any change of flag of the Ship shall be subject to:

(i)	the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

22.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of any overdue recommendations and conditions.

22.4	Classification society undertaking

If required by the Lender in writing, the Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from the Borrower or any person that the Ship's Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower or the Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

22.5	Modifications

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

22.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage.

(b)	The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

22.7	Surveys

The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

22.8	Inspection

The Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections without interfering with the Ship's normal course of trading, unless an Event of Default has occurred, in which case the Lender can inspect the Ship at any time.

22.9	Prevention of and release from arrest

(a)	The Borrower shall promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(iii)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances.

(b)	The Borrower shall immediately and, forthwith upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

22.10	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)	without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).

22.11	ISPS Code

Without limiting paragraph (a) of Clause 22.10 (Compliance with laws etc.), the Borrower shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for the Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

22.12	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), the Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless:

(a)	the prior written consent of the Lender has been given; and

(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

22.13	Provision of information

Without prejudice to Clause 17.5 (Information: miscellaneous) the Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

22.14	Notification of certain events

The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to the Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any overdue requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority which is not immediately complied with within the time limits allowed by such insurer or the relevant classification society or authority;

(e)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;

(f)	any intended dry docking of the Ship;

(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to the Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

22.15	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter (without the Lender's prior written consent, such consent not to be unreasonably withheld);

(c)	amend, supplement or terminate a Management Agreement (without the Lender's prior written consent, such consent not to be unreasonably withheld);

(d)	appoint a manager of the Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager's appointment (without the Lender's prior written consent, such consent not to be unreasonably withheld);

(e)	de activate or lay up the Ship (without the Lender's prior written consent, such consent not to be unreasonably withheld); or

(f)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed one million US dollars (US$1,000,000) (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

22.16	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or preferred (as the case may be) mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

22.17	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

22.18	Notification of compliance

The Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 22 (Ship Undertakings).

22.19	Charterparty assignment

If the Borrower enters enter into any Assignable Charter, the Borrower shall promptly, prior to the date of such Assignable Charter, provide written notice to the Lender of such time charterparty together with a certified true copy of the time charterparty and shall enter into a Charterparty Assignment in respect of such Assignable Charter, and the assignment of such time charterparty contemplated under the applicable Charterparty Assignment shall be, on an Event of Default, notified to, and acknowledged by, the relevant charterer and any charter guarantor in accordance with the terms of such Charterparty Assignment and shall additionally deliver to the Lender such other documents as the Lender may require.

23	SECURITY COVER

23.1	Minimum required security cover

Commencing on 1 February 2017, Clause 23.2 (Provision of additional security; prepayment) shall apply if the Lender notifies the Borrower that:

(a)	the Market Value of the Ship; plus

(b)	the net realisable value of additional Security previously provided under this Clause 23 (Security Cover),

is below 120 per cent. of the Loan.

23.2	Provision of additional security; prepayment

(a)	If the Lender serves a notice on the Borrower under Clause 23.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)	The Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security (including, without limitation, cash pledged in favour of the Lender) which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

23.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 23.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.

23.4	Valuations binding

Any valuation under this Clause 23 (Security Cover) shall be binding and conclusive as regards the Borrower.

23.5	Provision of information

(a)	The Borrower shall promptly provide the Lender and any shipbroker acting under this Clause 23 (Security Cover) with any information which the Lender or the shipbroker may request for the purposes of the valuation.

(b)	If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.

23.6	Prepayment mechanism

Any prepayment pursuant to Clause 23.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).

23.7	Provision of valuations

The Borrower shall provide the Lender (at its own cost) with a valuation of the Ship and any other vessel over which additional Security has been created in accordance with Clause 23.2 (Provision of additional security; prepayment), from an Approved Valuer, to enable the Lender to determine the Market Value of the Ship twice a year during the Security Period.

24	APPLICATION OF EARNINGS

24.1	Payment of Earnings

(a)	The Borrower shall ensure that, subject only to the provisions of the General Assignment and any Charterparty Assignment, all the Earnings are paid in to the Earnings Account.

24.2	Location of Accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of the Earnings Account; and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

25	EVENTS OF DEFAULT

25.1	General

Each of the events or circumstances set out in this Clause 25 (Events of Default) is an Event of Default except for Clause 25.18 (Acceleration) and Clause 25.19 (Enforcement of security).

25.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

25.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 18 (Financial Covenants), Clause 19.12 (Title), Clause 19.13 (Negative pledge), Clause 19.23 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 20.2 (Maintenance of obligatory insurances), Clause 20.3 (Terms of obligatory insurances), Clause 20.5 (Renewal of obligatory insurances) or Clause 23 (Security Cover).

25.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.2 (Non-payment) and Clause 25.3 (Specific obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 3 Business Days of the Lender giving notice to the Borrower or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

25.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless the effect thereof is rectified to the satisfaction of the Lender by such Transaction Obligor within 7 Business Days of the representation or statement which has been made.

25.6	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

25.7	Insolvency

(a)	An Transaction Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 Business Days of commencement.

25.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor.

25.10	Ownership of the Obligors

(a)	The Borrower is not or ceases to be a 100 per cent. directly owned Subsidiary of the Guarantor.

(b)	Any person or group of persons acting in concert gains control of the Guarantor.

(c)	For the purpose of paragraph (b) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(C)	give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)	the holding beneficially of more than 50 per cent. of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(d)	For the purpose of paragraph (b) above "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor.

25.11	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation of an Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

25.12	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

25.13	Cessation of business

Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

25.14	Expropriation

The authority or ability of any Transaction Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of its assets unless such Transaction Obligor upon receiving notice of such event procures the release of the relevant assets and such assets are redelivered to the full control of that Transaction Obligor within 14 days of such event.

25.15	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.

25.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to any of the Transaction Documents or the transactions or assets contemplated in any of the Transaction Documents which has or is reasonably likely to have a Material Adverse Effect unless (i) the relevant Transaction Obligor has taken active measures to dispute such proceedings or disputes and such proceedings or disputes are dismissed or withdrawn within 14 days of being made or presented or (ii) in respect of the Guarantor, the combined value of such proceedings or disputes does not exceed $1,000,000 in aggregate.

25.17	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

25.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 25.19 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

25.19	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 25.18 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 9

CHANGES TO THE PARTIES

26	CHANGES TO THE LENDER

26.1	Assignment by the Lender

Subject to this Clause 26 (Changes to the Lender), the Lender (the "Existing Lender") may assign all (or part, in which case, this Agreement and the Finance Documents shall be amended accordingly at the cost of the Lender to reflect such syndicated structure) of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment

(a)	The consent of the Borrower is required for an assignment by the Existing Lender, unless the assignment is:

(i)	to an Affiliate of the Existing Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Borrower to an assignment must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment must not be withheld solely because the assignment may result in an increase to any amount payable under Clause 13.3 (Mandatory Cost).

(d)	If:

(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 11 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 12 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(e)	Each Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Obligor had against the Existing Lender.

26.3	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 26 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

27	CHANGES TO THE OBLIGORS

27.1	Assignment or transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28	THE REFERENCE BANKS

28.1	Role of Reference Banks

(a)	Without limitation to the Lender's obligation to provide evidence to the Borrower under Clause 10.2(a), no Reference Bank is under any obligation to provide a quotation or any other information to the Lender.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 28.1 (Role of Reference Banks) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

28.2	Third Party Reference Banks

A Reference Bank which is not a Party may rely on Clause 28.1 (Role of Reference Banks), and Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

SECTION 10

ADMINISTRATION

29	PAYMENT MECHANICS

29.1	Payments to the Lender

(a)	On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

29.2	Application of receipts; partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.

29.3	No set-off by Transaction Obligors

(a)	All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.4	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.8 (Disruption to Payment Systems etc.).

30	SET-OFF

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties); and

(b)	in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties)(or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted from of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.4 (Electronic communication).

32.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender, any Receiver or Delegate shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

37	IRREVOCABLE PAYMENT

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

38	CONFIDENTIAL INFORMATION

38.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.3 (Security over Lender's rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Entire agreement

This Clause 38 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38 (Confidential Information).

38.6	Continuing obligations

The obligations in this Clause 38 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

39	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

39.1	Confidentiality and disclosure

(a)	Each Obligor agrees to keep each Funding Rate (and the Lender agrees to keep each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (d) and (e) below.

(b)	The Lender may disclose any Reference Bank Quotation to the Borrower.

(c)	The Lender may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender and the relevant Reference Bank.

(d)	The Lender may disclose any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank

Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender or Reference Bank, as the case may be.

(e)	The Lender's obligations in this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that the Lender shall not include the details of any individual Reference Bank Quotation as part of any such notification.

39.2	Related obligations

(a)	Each Obligor acknowledges that each Funding Rate (and the Lender acknowledges that each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate and the Lender undertakes not to use any Reference Bank Quotation for any unlawful purpose.

(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (d) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations)).

39.3	No Event of Default

No Event of Default will occur under Clause 25.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations).

40	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

41	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42	ENFORCEMENT

42.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)	This Clause 42.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Champion Ocean Navigation Co.	Liberia	C-118163	c/o 16 Grigoriou Lambraki, 16674 Glyfada, Athens, Greece

Name of Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Seanergy Maritime Holdings Corp.	Marshall Islands	27721	c/o 16 Grigoriou Lambraki, 16674 Glyfada, Athens, Greece

PART B

THE ORIGINAL LENDER

Name of Original Lender	Address for Communication

Natixis
Natixis
68/76, Quai de la Râpée, F-75012 Paris, France
Middle Office:

 Attention : Sylvie Noel
Fax :            +33.1.58.19.36.72
Email: sylvie.noel@natixis.com

With copy to:

Front Office:
Attention:
 Franck Chambras
Fax:    +33.1.58.19.36.60
Email:franck.chambras@natixis.com

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO UTILISATION REQUEST

1	Obligors

1.1	A copy of the constitutional documents of each Transaction Obligor (other than any third party Approved Manager).

1.2	A copy of a resolution of the board of directors of each Transaction Obligor (other than any third party Approved Manager):

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of any Transaction Obligor (other than any third party Approved Manager) authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A certificate of incumbency in respect of any third party Approved Manager.

1.5	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.6	A copy of a resolution signed by the Guarantor as the holder of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

1.7	A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.

1.8	A certificate of each Obligor that is incorporated outside the UK (signed by a director) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.9	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	MOA, Assignable Charter and other documents

2.1	Copies of the MOA and of all documents signed or issued by the Borrower or the Seller (or both of them) under or in connection with it.

2.2	Copies of any Assignable Charter and of all documents signed or issued by the Borrower or the Charterer (or both of them) under or in connection with it.

2.3	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of the MOA and the Assignable Charter by each of the parties thereto.

3	Finance Documents

3.1	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

3.2	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this this Schedule 2 (Conditions Precedent).

4	Security

4.1	A duly executed original of the Account Security (and of each document to be delivered under it).

5	Legal opinions

5.1	A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England, substantially in the form obtained by the Lender before signing this Agreement.

5.2	If a Transaction Obligor (other than any third party Approved Manager) is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form obtained by the Lender before signing this Agreement.

6	Other documents and evidence

6.1	Confirmation by the Lender that the obligations set out in a side letter dated on or near the date of this Agreement have been met to its satisfaction.

6.2	Evidence that any process agent referred to in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment.

6.3	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

6.4	The Original Financial Statements of the Guarantor.

6.5	The original of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

6.6	Evidence that the costs and expenses then due from the Borrower pursuant to Clause 14 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

6.7	Such evidence as the Lender may require for it to be able to satisfy its "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents (including, without limitation, certificate of incorporation, list of beneficial owners and directors, identification of ultimate beneficial owners and signatories).

PART B

CONDITIONS PRECEDENT TO UTILISATION

1	Borrower

A certificate of an authorised signatory of the Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Ship and other security

2.1	A duly executed original of the Mortgage and the General Assignment and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage has been duly registered or recorded (as the case may be) as a valid first preferred or priority (as the case be) ship mortgage in accordance with the laws of the jurisdiction of the Approved Flag.

2.2	Documentary evidence that the Ship:

(a)	has been unconditionally delivered by the Seller to, and accepted by, the Borrower under the MOA and that the full purchase price payable and all other sums due to the Seller under the MOA, other than the sums to be financed pursuant to the Loan, have been paid to the Seller;

(b)	is definitively and permanently (or, if applicable in the relevant jurisdiction of the Approved Flag, provisionally (followed thereafter by permanent registration according to the procedure of the jurisdiction of the Approved Flag)) registered in the name of the Borrower under the Approved Flag;

(c)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	maintains the Approved Classification with the Approved Classification Society free of all recommendations and conditions of the Approved Classification Society; and

(e)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

2.3	Documents establishing that the Ship will, as from the Utilisation Date, be managed commercially by the Approved Commercial Manager and managed technically by the Approved Technical Manager on terms acceptable to the Lender, together with:

(a)	a Manager's Undertaking for each of the Approved Technical Manager and the Approved Commercial Manager; and

(b)	copies of the Approved Technical Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.

2.4	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.

3	Legal opinions

Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of the Ship, Liberia and such other relevant jurisdictions as the Lender may require.

4	Other documents and evidence

Evidence that the costs and expenses then due from the Borrower pursuant to Clause 14 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 3

REQUESTS

PART C

UTILISATION REQUEST

From:            Champion Ocean Navigation Co.

To:                  Natixis

Dated:                          [●]

Dear Sirs

Natixis – $39,412,000Facility Agreement dated [●] (the "Agreement")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●]

Interest Period:	[●]

3	We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4	The proceeds of the Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

____________________
[●]
authorised signatory for
Champion Ocean Navigation Co.

PART D

SELECTION NOTICE

From:	Champion Ocean Navigation Co.

To:	Natixis

Dated:                          [●]

Dear Sirs

Champion Ocean Navigation Co. - $39,412,000 Facility Agreement dated [●] (the "Agreement")

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●].

3	This Selection Notice is irrevocable.

Yours faithfully

____________________
[●]
authorised signatory for
Champion Ocean Navigation Co.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:	Natixis as Lender

From:	Seanergy Maritime Holdings Corp.

Dated:                          [●]

Dear Sirs

Champion Ocean Navigation Co. – $39,412,000 Facility Agreement dated [●] (the "Agreement")

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:

2.1	[the Leverage Ratio does not exceed 75 per cent.; and]

2.2	[the ratio of EBITDA to Net Interest Expenses (as shown in the relevant financial statements accompanying this Compliance Certificate) is not less than 2:1; and]

2.3	[we maintain Cash and Cash Equivalents in an amount of [$ ] inclusive of [contractually committed but undrawn parts of] shareholders' Notes in an aggregate amount of [$ ][made available by ourselves].

3	[We also confirm that the Borrower maintains in the Earnings Account a minimum credit balance of not less $500,000 (free of Security other than in favour of the Lender).]

4	[We confirm that no Event of Default is continuing.]

Signed:	________________________
[Director] [Chief Executive Officer]
Seanergy Maritime Holdings Corp.

________________________
[Director]
Seanergy Maritime Holdings Corp.

SCHEDULE 5

DETAILS OF THE SHIP

Ship name	Type	GRT	NRT	Approved Flag	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
"MAXIMUS" (tbr "CHAMPIONSHIP")	Bulk Carrier	93,196	59,295	Liberia	Bureau Veritas	Bureau Veritas	Fidelity Marine or Seanergy Management (as the case may be)	V. Ships or Seanergy Shipmanagement (as the case may be)

SCHEDULE 6

 TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Three Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

LIBOR is fixed	Quotation Day as of 11:00 am London time

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

EXECUTION PAGES

BORROWER

SIGNED by Theodora Mitropetrou	) /s/ Theodora Mitropetrou
duly authorised attorney-in-fact	)
for and on behalf of	)
CHAMPION OCEAN NAVIGATION CO.	)
in the presence of:	)

Witness' signature: /s/ Pat Skala	)
Witness' name: PAT SKALA	)
Witness' address:	)
WATSON, FARLEY & WATSON
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

GUARANTOR

SIGNED by Theodora Mitropetrou	) /s/ Theodora Mitropetrou
duly authorised attorney-in-fact	)
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:	)

Witness' signature: /s/ Pat Skala	)
Witness' name: PAT SKALA	)
Witness' address:	)
WATSON, FARLEY & WATSON
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

ORIGINAL LENDER

SIGNED by Andreas Giakoumelos	) /s/ Andreas Giakoumelos
duly authorised attorney-in-fact	)
for and on behalf of	)
NATIXIS	)
in the presence of:	)

Witness' signature: /s/ Pat Skala	)
Witness' name: PAT SKALA	)
Witness' address:	)
WATSON, FARLEY & WATSON
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE